Exhibit 4.2

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Warrant Assumption Agreement”) is made as of August 11, 2021, by and among SC Health Corporation, a Cayman Islands exempted company (the “Company”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”), Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. (“Trust Company” and together with Computershare Inc., “Computershare”, whereby Computershare shall serve as the successor warrant agent in place of American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”)), and SC Health Holdings Limited, a Cayman Islands exempted company (the “Sponsor”).

WHEREAS, the Company, the Sponsor and AST (in its capacity as Warrant Agent) are parties to that certain Warrant Agreement, dated as of July 11, 2019, and filed with the United States Securities and Exchange Commission on July 17, 2019 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined in this Warrant Assumption Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 5,450,000 warrants to the Sponsor (the “Private Placement Warrants”) to purchase Class A Ordinary Shares of the Company, par value $0.0001 per share (each, an “Ordinary Share”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the full exercise of the underwriters’ over-allotment option), at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share, and (b) 8,625,000 warrants to public investors in the Public Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Ordinary Shares, with each Public Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on March 19, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, HoldCo, Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo (“Merger Sub”), and Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Target”);

WHEREAS, pursuant to the terms and conditions of the Business Combination Agreement, the Target will complete a business combination transaction pursuant to which, among other things (a) the Target will propose a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended, as a transfer scheme pursuant to which the Target’s shareholders (the “Target Shareholders”) will transfer all their respective shares in Target to HoldCo in exchange for the same number of ordinary shares of HoldCo (“HoldCo Ordinary Shares”) and (b) following the consummation of the Exchange (as defined in the Business Combination Agreement), Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly owned subsidiary of HoldCo (the “Merger”) and, in the context of such Merger, all of the SPAC Ordinary Shares (other than Excluded Shares) (each, as defined in the Business Combination Agreement) outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with HoldCo for the right to receive Merger Consideration (as defined in the Business Combination Agreement) in the form of HoldCo Ordinary Shares pursuant to a share capital increase of HoldCo, as set forth in the Business Combination Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for Ordinary Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for HoldCo Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to HoldCo and HoldCo wishes to accept such assignment;

WHEREAS, AST has provided a notice of its intent to resign as Warrant Agent under the Existing Warrant Agreement, which resignation shall be effective immediately prior to the Merger Effective Time but subject to the consummation of the Merger at the Merger Effective Time;

WHEREAS, the Company and the Sponsor have agreed to accept AST’s resignation as Warrant Agent under the Existing Warrant Agreement, and to appoint Computershare as Warrant Agent in place of AST, in each case effective immediately prior to Merger Effective Time but subject to the consummation of the Merger at the Merger Effective Time; and in furtherance of the foregoing each of the Company and the Sponsor has waived, among other things, the requirements in Section 9.2.1 of the Existing Warrant Agreement (i) that AST provide the Company with its notice of resignation sixty (60) days prior to the date of resignation and (ii) that the successor Warrant Agent be a New York corporation with its principal office in the Borough of Manhattan;

WHEREAS, in accordance with Section 9.2.1 of the Existing Warrant Agreement, after appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent thereunder, without any further act or deed; and

WHEREAS, Section 10.8 of the Existing Warrant Agreement provides that the Company, the Sponsor and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (as defined in the Existing Warrant Agreement) (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company, the Sponsor, and the Warrant Agent may deem necessary or desirable and that the Company, the Sponsor and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Assignment and Assumption; Consent; Appointment.

1.1.

Assignment and Assumption. The Company hereby assigns to HoldCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). HoldCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2.

Consent. Each of Computershare and the Sponsor hereby consents to the assignment of the Existing Warrant Agreement by the Company to HoldCo pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by HoldCo from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Warrant Assumption Agreement.

2.

Amendment of Existing Warrant Agreement. The Company, the Sponsor and Computershare hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are (i) necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders and/or (ii) provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement:

2.1.

Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by (i) deleting “SC Health Corporation, a Cayman Islands exempted company (the “Company”)” and replacing it with “Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”)”; and (ii) deleting “American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. (“Trust Company” and together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent”)”. As a result thereof, all references in the Existing Warrant Agreement and the amendments to the Existing Warrant Agreement below (i) to the “Company” shall be references to HoldCo and (ii) to “Warrant Agent” shall be to Computershare Inc. and Trust Company, together.

2.2.	Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, SC Health Corporation, a Cayman Islands exempted company (“SC Health”) has entered into that certain Private Placement Warrants Purchase Agreement, with the Sponsor (the “Private Placement Warrants Purchase Agreement”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,450,000 warrants simultaneously with the closing of the Offering bearing the legend set forth in Exhibit A hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, SC Health and SC Health Group Limited, a Cayman Islands exempted company (the “Purchaser”) entered into that certain Termination Agreement to Forward Purchase Agreement, dated May 20, 2021, terminating that certain Forward Purchase Agreement by and between SC Health and Purchaser, dated as of July 11, 2019 (the “Forward Purchase Agreement”), and no Forward Purchase Warrants have been issued thereunder; and

WHEREAS, in order to finance SC Health’s transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan to SC Health funds as SC Health may require, of which up to $2,000,000 of such loans may be convertible into up to an additional 2,000,000 warrants, which will be identical to the Private Placement Warrants, at a price of $1.00 per warrant; and

WHEREAS, SC Health consummated an initial public offering (the “Offering”) of units of SC Health’s equity securities, each such unit comprised of one Ordinary Share (as defined below) and one-half of one redeemable Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 8,625,000 warrants to public investors in the Offering (the “Public Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A Ordinary Share of SC Health, par value $0.0001 per share (“Ordinary Share”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, SC Health has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 232240 (the “Registration Statement”), and prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Ordinary Shares included in the Units; and

WHEREAS, SC Health, the Company, Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of (“Merger Sub”), and Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015, are parties to that certain Business

Combination Agreement, dated as of March 19, 2021 (the “Business Combination Agreement”), which, among other things, provides, following the consummation of the Exchange (as defined in the Business Combination Agreement), for the merger of Merger Sub with and into SC Health with SC Health surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all Ordinary Shares shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on August 11, 2021, pursuant to the terms of the Business Combination Agreement, the Company, SC Health and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which SC Health assigned its rights and obligations under this Agreement to the Company and the Company assumed SC Health’s rights and obligations under this Agreement from SC Health; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Private Placement Warrants and Public Warrants shall no longer be exercisable for Ordinary Shares but shall instead become exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3.

Reference to Company Ordinary Shares. All references to “Ordinary Share” or “Ordinary Shares” and “Class A Ordinary Share” or “Class A Ordinary Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Share” or “Company Ordinary Shares”, as applicable, with a nominal value of $0.000004026575398 per share.

2.4.	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Detachment Date” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5.	Private Placement Warrants; Forward Purchase Warrants.

2.5.1.	“Forward Purchase Warrants” is hereby deleted from the heading of Section 2.6 of the Existing Agreement.

2.5.2.	All references to “Company” in Section 2.6.1(a) of the Existing Warrant Agreement are hereby deleted and replaced with “Sponsor”.

2.5.3.	Section 2.6.1(ii) of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“(ii) may not be transferred, assigned or sold until the date that is thirty (30) days after the Merger Effective Time”.

2.5.4.	Section 2.6.1(g) is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.5.5. Section 2.6.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.6.	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement.”

For the avoidance of doubt, any reference to “initial Business Combination” (or similar wording and/or construction) in the Existing Warrant Agreement is hereby replaced by the term “Business Combination” as defined above in Section 2.6 of this Warrant Assumption Agreement. Such Business Combination has now been completed pursuant to the Business Combination Agreement and therefore any terms or Sections of the Existing Warrant Agreement that are operational upon the Business Combination not being completed are no longer in force nor effect.

2.7.	Exercise of Warrants. The reference to “Compliance Department” in the first sentence of Section 3.3.1 is hereby deleted and replaced with “offices designated for such purposes”.

2.8.	Maximum Percentage. The reference to “American Stock Transfer & Trust Company, LLC” in Section 3.3.5 of the Existing Warrant Agreement is hereby deleted and replaced with “Computershare Inc.”.

2.9.	Extraordinary Dividends. Section 4.1.2(e) of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.10.	Adjustments in Exercise Price. Section 4.3.2(ii) and 4.3.2(iii) of the Existing Warrant Agreement are hereby deleted and replaced with the following:

“(ii) the aggregate gross proceeds from such issuance represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the transactions contemplated by the Business Combination on the Merger Effective Time (net of redemptions), and (iii) the volume weighted average trading price of the Company’s Ordinary Shares during the 20 trading day period starting on the Merger Effective Time (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in Section 6.1 below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.”

2.11.	Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Public Warrants may be separately traded, transferred or exchanged.”

2.12.	Sponsor’s Obligation to Repurchase. Section 7.1(i) and 7.1(ii) of the Existing Warrant Agreement are hereby deleted and replaced with the following:

“(i) the completion of the Business Combination, (ii) a proposed amendment to SC Health’s Charter that would affect the substance or timing of the SC Health’s obligation to redeem 100% of its public Ordinary Shares if the Business Combination is not consummated within the time period set forth in SC Health’s Charter, as amended, or”

2.13.	Escrow Account. Section 7.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Sponsor or an affiliate deposited cash funds in an amount equal to $8,625,000 into an escrow account maintained by the Warrant Agent at J.P. Morgan Chase Bank, N.A., which funds may be used to pay $1.00 per Public Warrant (other than Public Warrants held by the Sponsor and its affiliates) in connection with the events described under Section 7.1. For the avoidance of doubt, funds in the escrow account shall not be held in trust or comprise any portion of any pro-rata distribution from the Company’s trust account. Following a repurchase or payment to holders of Public Warrants in accordance with this Section 7, any amounts remaining in the escrow account will be returned to the Sponsor or its affiliate.”

2.14.	Concerning the Warrant Agent and Other Matters.

2.14.1.    Appointment of Successor Warrant Agent. Section 9.2.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.”

2.14.2.    Liability of the Warrant Agent. Sections 9.4.1 and 9.4.2 of the Existing Warrant Agreement are hereby deleted in their entirety and replaced with the following:

“9.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Agreement. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition for which the Company is required to notify Warrant Agent hereunder, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 10.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists. The Warrant Agent shall be fully protected in relying on any such notice and shall have no duty or liability (in the absence of bad faith by it) with respect to, and shall not be deemed to have knowledge of, any such event unless and until it shall have received such notice.

9.4.2 Indemnity; Liability. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a judgment of a court of competent jurisdiction or agreed pursuant to a settlement agreement between the parties). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to three times the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought; provided, that, such liability cap shall not apply in the case of the Warrant Agent’s own willful misconduct, bad faith or fraud (which willful misconduct, bad faith or fraud must be determined by a judgment of a court of competent jurisdiction or agreed pursuant to a settlement agreement between the parties), nor to any claims by Registered Holders of the Warrants which arise out of the gross negligence, willful misconduct, bad faith or fraud of the Warrant Agent. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable counsel fees and expenses of legal counsel), for anything done or omitted by the Warrant Agent in the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a judgment of a court of competent jurisdiction or agreed pursuant to a settlement agreement between the parties).

The provisions of this Section 9.4 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.”

2.15.	Notices. Section 10.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent, the Sponsor or by the holder of any Warrant to or on the Company shall be sufficiently given when in writing and so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention:     Dr. Andrew Rickman

Email:          andrew.rickman@rockleyphotonics.com

With copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

Attention:     James Masetti

Davina K Kaile

Jarrod Murphy

Email:      jim.masetti@pillsburylaw.com

dkaile@pillsburylaw.com

jmurphy@pillsburylaw.com

and

Ropes & Gray International LLP

60 Ludgate Hill

London EC4M 7AW

United Kingdom

Attention:    Elizabeth Todd

                    Nick Matthew

Email:         Elizabeth.Todd@ropesgray.com

                     Nick.Matthew@ropesgray.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant, the Sponsor or by the Company to or on the Warrant Agent shall be sufficiently given when in writing and so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant, the Warrant Agent or by the Company to or on the Sponsor or SC Health shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Sponsor with the Warrant Agent), as follows:

SC Health Holdings Limited

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention:    AJ Coloma

                    Aaron Wee

Email:         aj.coloma@sincapital.com

                     aaron.wee@sincapital.com

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention:    AJ Coloma

                    Aaron Wee

Email:         aj.coloma@sincapital.com

                     aaron.wee@sincapital.com”

With copies to (which shall not constitute notice):

Ropes & Gray International LLP

60 Ludgate Hill

London EC4M 7AW

United Kingdom

Attention:    Elizabeth Todd

                    Nick Matthew

Email:         Elizabeth.Todd@ropesgray.com

                     Nick.Matthew@ropesgray.com”

2.16.	Applicable Law. Section 10.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“(a) The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The courts of the State of New York or the United States District Court for the Southern District of New York shall be the sole and exclusive forum for any action, proceeding or claim against it arising out of or relating in any way to this Agreement and the Warrants.

(b) If any action the subject matter of which is within the scope of this Section 10.3 is filed in a court other than a court located within the State of New York (a “Foreign Action”) by any party, that party shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York in connection with any action brought in any such court to enforce this Section 10.3 (an “Enforcement Action”), and (y) having service of process made upon such party in any such Enforcement Action by service upon such party’s counsel in the Foreign Action as agent for such party.

(c) The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.”

2.17.	Amendments. Section 10.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the number of the then outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.”

2.18.	Examination of Warrant Agreement. Section 10.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A copy of this Agreement shall be available at all reasonable times for inspection by the Registered Holder of any Warrant at the office of the Warrant Agent designated for such purposes. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.”

2.19.	Currency. A new Section 10.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.20.

Warrant Certificate. The Form of Warrant Certificate attached as Exhibit B to the Existing Warrant Agreement is hereby amended as of the Merger Effective Time (as defined in the Business Combination Agreement) by deleting such Exhibit B in its entirety and replacing it with the Form of Warrant Certificate attached as Exhibit A to this Warrant Assumption Agreement.

3.	Miscellaneous Provisions.

3.1.

Effectiveness of Warrant Assumption Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Warrant Assumption Agreement shall be expressly subject to the occurrence of the Exchange (as defined in the Business Combination Agreement) and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason, except that Computershare shall be compensated by Holdco for its reasonable cost and expenses incurred up to such termination date in connection with this Warrant Assumption Agreement and the Existing Warrant Agreement.

3.2.

Successors. All the covenants and provisions of this Warrant Assumption Agreement by or for the benefit of the Company, the Sponsor or Computershare shall bind and inure to the benefit of their respective successors and assigns.

3.3.

Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4.

Applicable Law. The validity, interpretation and performance of this Warrant Assumption Agreement shall be governed in accordance with Section 10.3 of the Existing Warrant Agreement, as amended hereby.

3.5.

Counterparts. This Warrant Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Warrant Assumption Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.6.	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Assumption Agreement and shall not affect the interpretation thereof.

3.7.	Reference to and Effect on Agreements; Entire Agreement.

3.7.1.

Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Warrant Assumption Agreement. Except as specifically amended by this Warrant Assumption Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.7.2.

This Warrant Assumption Agreement and the Existing Warrant Agreement, as modified by this Warrant Assumption Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, each of the parties has caused this Warrant Assumption Agreement to be duly executed as of the date first above written.

SC HEALTH CORPORATION

By:	/s/ AJ Coloma
Name:	AJ Coloma
Title:	Chief Executive Officer

ROCKLEY PHOTONICS HOLDINGS LIMITE

By:	/s/ Andrew Rickman
Name:	Andrew Rickman
Title:	Chief Executive Officer

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

SC HEALTH HOLDINGS LIMITED

By:	/s/ David Sin
Name:	David Sin
Title:	Director

[Signature Page to Assignment, Assumption and Amendment Agreement]